Exhibit 10.6

PROKIDNEY SHORT TERM INCENTIVE PERFORMANCE PLAN

TERMS AND CONDITIONS

1. Plan Overview

ProKidney’s Short Term Incentive Performance Plan (the “STI Plan”) is an annual bonus plan for all persons employed by ProKidney or its direct or indirect subsidiaries (collectively, the “Company”) on a regular basis who are in a position to make positive contributions to the Company (“Employees”), thereby increasing the performance of the Company. The bonus award granted under the STI Plan (“Plan Award”) is determined on an annual basis, based on the level of achievement of predetermined performance goals for both the Company and the Participant (as defined below) during the calendar year to which the performance goals relate (the “Plan Year”).

2. Administration

The STI Plan will be administered by the Board and/or Talent and Compensation Committee for employees with a title of Senior Vice President or higher who are eligible to participate in the STI Plan; the STI Plan will be administered by the CEO or the CEO delegate for all other employees who are so eligible. The Board, Talent and Compensation Committee and the CEO and his or her delegates hereunder, to the extent of such delegation, and each, as applicable given the context, are referred to herein as the “Administrator.” The Administrator will have full authority to determine eligibility for participation in the STI Plan as set forth in the paragraph below, select eligible Employees to participate in the STI Plan, establish written award forms and agreements, construe the terms of the STI Plan and any Plan Award, determine eligibility for, and the amount of, any payments under the STI Plan, and generally do all things necessary to administer the STI Plan. The Administrator retains full discretion to increase, reduce or eliminate any payment otherwise payable to any Participant under the terms of the STI Plan. Any action taken by the Administrator will be final and binding on all parties and any person claiming benefits through them.

3. Eligibility and Participation

For the twelve month period beginning on January 1 of each calendar year (the “Plan Year”), each regular employee of the Company will be eligible to participate in the STI Plan, other than any employee who is (1) eligible to participate in any other short-term incentive plan or program of the Company, including, but not limited to, the Sales Incentive Compensation Plans and any Performance-Based Management Incentive Plan adopted by the Company, or (2) hired by the Company after September 30th of a Plan Year.

A “Participant” is an employee who satisfies the eligibility criteria described in this Section and participates in the STI Plan. In order for a Participant to remain eligible to earn any potential Plan Award under the STI Plan for a Plan Year, the Participant: (1) must remain employed through the date Plan Awards are distributed; and (2) must achieve a minimum level of performance, as determined by the Administrator, in its sole discretion, based upon the recommendation of the Participant’s supervisor.

Participation in the STI Plan for one Plan Year does not guarantee participation for a future Plan Year.

4. Target Award

Participants are eligible to earn a Plan Award based on a target expressed as a percentage of the Participant’s annualized base rate of pay earned during the Plan Year, excluding any premiums, benefits or other variable compensation, such as overtime and spot awards (“Base Salary”). A Participant’s target % will be set forth in the Participant’s offer letter in the case of a new hire during the Plan Year or in the promotion letter if a Participant is promoted during the year to a position with a different target %.

A Participant’s “Target Award” is the target incentive payment a Participant could potentially earn if 100% of the Performance measures are achieved. The Target Award is equal to the target % multiplied by Participant’s Base Salary as of December 31 of the Plan Year. Target Awards are not guaranteed; any incentive payout under the STI Plan is based on satisfaction of applicable performance measures both Corporate and Individual.

The target % for each Grade level and the allocation to each Performance category (Sections 5, 6, 7, 8 and 9) will be determined by the Administrator each Plan Year and based upon external best practices.

Figure 1: Target Award Calculation Example

Annualized Base Salary	Target Percentage	Target Award
$100,000	10%	($100,000 x 10%) = $10,000

5. Performance Categories

For purposes of calculating the Plan Award, performance will be measured in two categories of performance: Company Performance and Individual Performance.

6. Company Performance Measurements

For each Plan Year, the Board and/or Talent and Compensation Committee will set Company performance criteria to be used under the STI Plan for the Plan Year.

Performance measurements generally will not be modified or adjusted once they are established for the Plan Year unless: (i) unforeseen circumstances occur which would have influenced the setting of the measurements, had such circumstances been known at that time; or (ii) significant unusual activity occurs during the course of the Plan Year that had not been known or anticipated when setting the performance measurements. Any such change will require the approval of the Board and/or Talent and Compensation Committee.

7. Individual Performance Measurements

A Participant’s Individual Performance rating will be based on his/her achievement of performance standards/goals as determined by the Administrator, upon recommendation of each Participant’s supervisor. Such performance standards/goals should primarily relate to the Participant’s area of responsibility (where the participant is responsible for management of a department, division, or other business unit) or the Participant’s individual performance (where such Participant has little or no management responsibilities).

8. Minimum Required Level of Company Performance

As indicated in Section 6, Company Performance measurements will be set for each Plan Year. Additionally, the Board and/or Talent and Compensation Committee may establish a minimum level of performance, defined as the “Company Threshold”, for the Company Performance measurements. Performance below any established Company Threshold will result in the forfeiture of all Plan Awards for such Plan Year (regardless of Individual Performance).

9. Calculation of a Participant’s Plan Award

If the Corporate Threshold is met (when applicable), the amount paid with respect to a Participant’s Plan Award is determined based on the achievement of two components. The first component is tied to the achievement of Company Performance, as determined by the Board and/or the Talent and Compensation Committee, as applicable, and the second component is tied to the Participant’s Individual Performance, as assessed by the Administrator.

To calculate a Participant’s Plan Award, the Target Award is multiplied by the Company Performance result (Corporate Achievement Score) and then by the Individual Performance result (Individual Achievement Score), each expressed as a percentage of achievement. See Figure 2.

Participants may be eligible to earn more than their Target Award, based on a multiplier of up to 150% for Individual Performance and up to 150% for Corporate Performance, when there is outstanding performance in either category.

A Plan Award may be reduced (including to zero) if a Participant is not in compliance with all Company policies and guidelines and all applicable laws, as determined in the sole discretion of the Administrator.

Figure 2: Actual STI Plan Award Calculation Example

Target Award from Figure 1	Company Performance	Individual Performance	Company Performance Award Amount	Individual Performance Award Amount	Total Award Amount
$10,000	95% company achievement	90% achievement (Successful-3)	$10,000 x 95% company achievement = $9,500	$9,500 x 90% individual achievement = $8,550	= $8,550

Performance Rating	Merit Range [1]	Bonus Score [1]

Exceptional (5) - In the superior execution of critical job responsibilities and objectives; makes exceptional contributions to a department/function/region by demonstrating initiative, flexibility and creativity; possesses superb skills and knowledge; is a solution-oriented team player who maintains and promotes excellent working relationships. Performance always exceeds expectations and is demonstrated for an extended, sustainable period.

	3.5% - 4.0%	125% - 150%

High Performing (4) - in the execution of critical job responsibilities and objectives; makes significant contributions to a department/function/region by demonstrating a high level of productivity and work quality; takes initiative to assume special projects, additional tasks and/or recommend solutions; possesses excellent skills and knowledge; is a strong team player who maintains and promotes positive working relationships. Very strong performance that exceeds expectations in most situations for a sustainable period.

	3.0% - 3.5%	110% - 125%

Successful (3) - In the execution of critical job responsibilities and objectives; makes important contributions to the overall functioning of a department/function/region by demonstrating solid performance with respect to productivity and quality of work and possesses strong skills and knowledge; is a strong team player who maintains and promotes good working relationships.

	2.0% - 3.0%	80% - 110%
Improvement Required (2) - Overall performance to ensure consistent execution of all job responsibilities and objectives; demonstrates success in some areas but guidance, direction and/or monitoring in other areas has been needed; performance factors/competencies addressed above need further development and/or consistent application. (These should be managed / counseled throughout the year.)	0%	PROK Corp. Score
Below Expectations (1) - Overall performance, job responsibilities and objectives have not been consistently met; performance requires close monitoring and has not kept pace with requirements; successes have been only occasional or of minimal impact; performance has failed to improve to demonstrate sufficient level of competencies required. (These should be managed out along the way.)	0%	0%

1 Merit Range and Bonus Score subject to change based on corporate score and merit budget each year

10. Effect of Termination of Employment on Award Payment

A Participant must remain employed by the Company through the date the Plan Awards are distributed in order to be eligible to earn and be paid a Plan Award for the Plan Year. Therefore, if a Participant’s employment terminates prior to the date the Plan Awards are distributed, even if it occurs after the Plan Year, the Participant shall not be entitled to a Plan Award. Notwithstanding the foregoing, a Participant who retires or dies during the Plan Year will be eligible to earn a prorated Plan Award pursuant to Section 13. For purposes of the STI Plan, retirement shall mean a Participant’s voluntary termination of employment after attainment of age 60 with at least five (5) years of continuous service as an Employee of the Company.

11. Maximum Amount of Awards Paid in a Plan Year

The Plan Awards earned by Participants will generally be paid in accordance with the terms of the Plan as described above. However, the Board and/or Talent and Compensation Committee reserves the right to establish a maximum aggregate dollar amount of Plan Awards paid under the Plan in any year, regardless of the aggregate awards calculated based upon the level of performance in any of the categories described above. If the aggregate Plan Awards in any year exceed such amount, a reduction in aggregate Plan Awards may be directed by the Board and/or Talent and Compensation Committee, and each Participant’s Plan Award will be adjusted accordingly.

12. Plan Award Payment Process

Plan Awards, if any, are paid out to Participants in a lump sum following the end of the Plan Year and after the measurement of the Company’s performance and Individual performance has been completed, but in no event later than March 15 following the end of the Plan Year. Applicable taxes and other withholdings will be deducted from the Plan Award, as appropriate for each jurisdiction. In addition, applicable 401(k) contributions will be made from a Participant’s Plan Award in accordance with the Participant’s current contribution rate.

13. Life Events and Payments

Life Event During a Plan Year	Impact of Participant Status

Participant’s Employment Begins after January 1 but on or before September 30 of the Plan Year	Participants whose employment begins after January 1 but on or before September 30 of the Plan Year are eligible for a Plan Award prorated based on the number of days worked during the Plan Year.

Participant’s employment terminates

A Participant will cease participation in the STI Plan and will not be eligible for any Plan Award for the year in which the termination occurred unless the termination is for death or retirement. See Section 10.

Participant is STI Plan-eligible and goes on an approved leave of absence

Provided applicable state or federal laws allow, for any Participant with an approved leave of absence exceeding 90 days, the Participant’s Plan Award, if any, will be prorated beginning with the 91st day of the absence and will be paid in accordance with Section 12 above.

Participant retires

The Participant is eligible to receive a prorated Plan Award, to the extent earned based on actual performance, based on the portion of the Plan Year worked before retirement. For purposes of the STI Plan, retirement shall mean a Participant’s voluntary termination of employment after attainment of age 60 with at least five (5) years of continuous service as an Employee of the Company.

Participant dies	The Participant’s estate is eligible to receive a prorated Plan Award, to the extent earned based on actual performance, based on the portion of the Plan Year worked before death.

Part-time Participants

If a Participant is not a full-time Employee, the Participant’s Plan Award, if any, shall be prorated based on the Participant’s regularly scheduled work hours or percentage of time worked. If a Participant has a change in regularly scheduled work hours during a Plan Year, the Participant’s Plan Award, if any, will be prorated based on the length of time worked during the Plan Year at the previous and new schedule.

14. Pro rata Guidelines

All pro rata adjustments occur on a per day basis.

15. Forfeiture/Recoupment

The Administrator reserves the right to withhold from any Participant, or cause such Participant to forfeit, any Plan Award hereunder on account of actions taken by, or failed to be taken by, such Participant in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates, (d) confidentiality obligation with respect to the Company or any of its affiliates, (e) Company policy or procedure, (f) other agreement, or (g) other obligation of such Participant to the Company or any of its affiliates, as determined by the Administrator in its sole discretion.

Any Plan Award shall be subject to mandatory repayment by the Participant to the Company to the extent set forth in this Plan or to the extent the Participant is, or in the future becomes, subject to (1) any Company or affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws or regulations, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth therein.

16. General

This Plan may be amended, terminated or revoked by the Board and/or Compensation Committee at its sole discretion, from time to time, without the approval of any Participant. In no event does this STI Plan alter the “employment-at-will” relationship between the Company and its Employees. The Company and its Employees are free to terminate the employment relationship at any time, without cause or notice.

All decisions made by the Board, Compensation Committee or the Administrator under the Plan, including the determination of a Participant’s actual Plan Award, shall be final and binding on all Participants and any person claiming benefits through them.

Each Plan Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed accordingly. Notwithstanding the preceding sentence, neither the Administrator nor the Company, nor any person acting on behalf of any of them, shall be liable to a Participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of a Plan Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code.

To the extent any provision of this STI Plan conflicts with any applicable state or federal law, the Administrator will follow and comply with the applicable law.

Merit, Bonus and Equity Eligibility & Proration Guidelines

Effective 1/1/2026

Compensation Element	New Hires	Promotions	Internal Transfers or Market Adjustments Resulting in Compensation Changes	Leave of Absence

Merit

Hires on or before September 30 – eligible for a pro-rated merit increase based on the number of days worked during the performance year.

Hires after September 30 – not eligible for a merit increase for the current performance year.

Mid-year and Off-cycle Promotions – eligible for a merit increase based on the new compensation for the performance year. ProKidney’s Promotion Process is ANNUAL, and while we don’t anticipate mid-year and off-cycle Promotions, they will be hereby advised should they occur.

			Internal Transfers or Market Adjustments at any point during the year – eligible for a merit increase based on the new compensation for the performance year.	No automatic merit proration for leaves less than or equal to 90 calendar days. Proration begins on the 91st day of absence.
Bonus

Hires on or before September 30 - eligible for a prorated bonus based on the number of days worked during the performance year.

Hires after September 30 - not eligible for a bonus payout for current performance year.

Mid-year and Off-cycle Promotions – bonus will be based on the new compensation for the performance year.

ProKidney’s Promotion Process is ANNUAL, and while we don’t anticipate mid-year and off-cycle Promotions, they will be hereby advised should they occur.

			Internal Transfers or Market Adjustments at any point during the year – bonus will be based on the new compensation for the performance year.	No automatic bonus proration for leaves less than or equal to 90 calendar days. Proration begins on the 91st day of absence.
Annual Equity Award

Hires on or before September 30 - eligible for a full equity award. If the employee was a contractor or consultant during the plan year, and converted to full time on or after October 1, time served in total will be considered for an annual equity award.

Hires after September 30 - not eligible for an equity award for current performance year.

		No equity awards	No equity awards	No automatic equity proration.